Testing the Waters Materials Related to Series #BATMAN

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#BATMAN

'40 DC COMICS BATMAN #1 (CGC 8.0)

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8.0
BATMAN

CURRENT VALUE: $1,800,000

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The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Batman # 1 (CGC 8.0)	7/4/2002	$57,500.00	Heritage
Batman # 1 (CGC 8.0)	5/31/2008	$100,000.00	GPAnalysis
Batman # 1 (CGC 8.0)	11/7/2009	$100,000.00	ComicLink
Batman # 1 (CGC 8.0)	4/18/2012	$175,365.00	ComicConnect
Batman # 1 (CGC 8.0)	12/14/2016	$390,000.00	ComicConnect
Batman # 1 (CGC 8.0)	9/10/2019	$498,000.00	ComicConnect
Batman # 1 (CGC 8.0)	4/16/2021	$1,207,500.00	ComicConnect
Batman # 1 (CGC 8.0)	9/18/2021	$1,440,000.00	Goldin

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#BATMAN

'40 DC COMICS BATMAN #1 (CGC 8.0)

Less than a year after his 1st Appearance in Detective Comics #27, Batman was given his own self-titled series with the release of Batman #1 in 1940. Introducing The Joker and Catwoman, Batman #1 remains a landmark issue in comic history over 80 years later. #BATMAN is a 1940 Batman #1 Comic Book graded CGC 8.0. With just 7 examples graded higher, #BATMAN is one of the finest preserved copies of one of the most sought-after comics in the world. Copies of Batman #1 in any grade are nearly impossible to find and public sales of CGC 8.0 examples have occurred just eight times since 2002.

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#BATMAN | *Timeline*

May. 1939 — Bill Finger and Bob Kane introduce Batman in Detective Comics #27, marking the first appearance of one of the world's most famous heroes.

Apr. 1940 — DC releases the first self-titled Batman comic book with Batman #1. Along with the launch of the historic series, The Joker and Catwoman are introduced for the first time. #BATMAN is published.

May. 1964 — Due to poor sales in the early 1960's, DC comics nearly kills off Batman. After assigning the books to editor Julie Schwartz and designer Carmine Infantino, a new era of Batman begins.

Jan. 1966 — The Batman TV show starring Adam West premieres to massive ratings, leading to a subsequent surge in comic book sales.

Jun. 1989 Tim Burton's Batman, starring Michael Keaton as Batman and Jack Nicholson as the Joker, is released in theaters.

Jun. 2005 Christopher Nolan's Batman Begins, starring Christian Bale, is released in the United States.

Jul. 2008 The Dark Knight, the second film in Nolan's trilogy, hits theaters in New York City.

Oct. 2011 Batman #713 is published as the last comic book in the Batman Vol. 1 series.

Mar. 2012 The Nolan trilogy concludes with The Dark Knight Rises, featuring Tom Hardy as Bane.

Sep. 2019 A Batman #1 comic book graded CGC 8.0 is sold for $498K by ComicConnect.

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#BATMAN

'40 DC COMICS BATMAN #1 (CGC 8.0)

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DESCRIPTION OF SERIES 1940 BATMAN #1 COMIC BOOK

Investment Overview

•Upon completion of the Series #BATMAN Offering, Series #BATMAN will purchase a 1940 Batman #1 Comic Book published by DC Comics graded CGC 8 as the Underlying Asset for Series #BATMAN (The “Series 1940 Batman #1 Comic Book” or the “Underlying Asset” with respect to Series #BATMAN, as applicable), the specifications of which are set forth below.

•DC Comics was founded in 1934 by Major Malcolm Wheeler-Nicholson, originally called National Allied Publications.

•Batman is a fictional superhero in the DC Comics Universe, first appearing in Detective Comics #27 in May 1939.

•The Underlying Asset is a 1940 Batman #1 Comic Book published by DC Comics graded CGC 8.

Asset Description

Overview & Authentication

•The Golden Age of Comics refers to an era of comic publishing in post-depression America that gave rise to the success of comic book heroes like Superman, Batman, Captain Marvel and The Flash. Sales and popularity increased during World War Two, as they were cheap and featured patriotic stories of pro-American heroes, in some cases literally fighting the Axis Powers.

•Batman, created by Bob Kane with Bill Finger, was first introduced in 1939 in Detective Comics #27.

•The first self-titled Batman comic book debuted on March 31, 1940.

•According to Quality Comix: In Spring of 1940, Batman #1 was published and introduced new characters into Batman's pantheon, most notably those of Selina Kyle, a.k.a. the Catwoman (although initially she was just called the Cat), The Joker, who of course would become Batman's nemesis and Alfred Pennyworth, the Wayne family butler, was introduced in issue #16 soon after. Other Villains which debuted during this early era included the Mad Hatter and Killer Moth in issue #49 and #63 respectively. It would soon become a collaborative effort to produce such prodigious content on a consistent basis. Although he was the creation of Bob Kane and Bill Finger it would take a steady stream of some of the Golden Age's finest artists and writers to keep the Caped Crusader's stories fresh and full of suspense and fear.”

•According to CGC Comics: “Golden Age comic books featuring Batman and Superman have wrestled over the years for honors as the most-prized.”

•The Batman comics have since spawned a media franchise that has generated over $25 billion in revenue.

•The Dark Knight film trilogy earned over $2,400,000,000 at the worldwide box office.

•The Underlying Asset has been authenticated by Certified Guaranty Company (CGC) an issued a grade of CGC 8.0 with certification No. 1419501001.

Notable Features

•The Underlying Asset is a 1940 Batman #1 Comic Book published by DC Comics graded CGC 8.

•The Underlying Asset is 1 of 6 1940 Batman #1 Comic Book examples graded CGC 8 with 7 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from CGC.

Details

Series 1940 Batman #1 Comic Book
Title	Batman #1
Key Issue	First ongoing Batman comic series First appearance of The Joker; First appearance of Catwoman
Store Date	March 31, 1940
Cover Price	$0.10
Publisher	D.C. Comics
Writer(s)	Bill Finger, Paul Gustavson, Guy Monroe, Whitney Ellsworth, George Shute, Bob Kane
Cover Artist(s)	Bob Kane, Jerry Robinson
Penciller(s)	Bob Kane
Inker(s)	Sheldon Moldoff, Jerry Robinson
Editor	Whitney Ellsworth
Rarity	1 of 6 (CGC 8.0)
Authentication	Certified Guaranty Company (CGC)
Grade	8
Certification No.	1419501001

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1940 Batman #1 Comic Book going forward.